Financial Contact:   Patrick Davidson (414) 343-8002
Media Contact:  Kathleen Lawler (414) 343-4587

HARLEY-DAVIDSON ROARS INTO ITS SECOND CENTURY WITH ANOTHER RECORD QUARTER

Milwaukee, Wis., April 14, 2004 — Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings for its first quarter ended March 28, 2004. Revenue for the quarter was $1.17 billion compared with $1.11 billion in the year-ago quarter, a 4.7 percent increase. First quarter diluted earnings per share (EPS) was 68 cents, an 11.5 percent increase compared with last year’s 61 cents.

“Harley-Davidson’s first quarter performance clearly demonstrates that the Company is on track to deliver both the short and long-term performance objectives which we established earlier this year,” said Jeffrey L. Bleustein, chairman and chief executive officer of Harley-Davidson, Inc.

“By almost any measure, we are off to a very strong start in 2004 continuing the momentum of our 100th Anniversary. We delivered solid financial performance this quarter, and our U.S. dealer network posted the highest first quarter retail sales for Harley-Davidson motorcycles in its history - 13 percent ahead of last year. In addition, we achieved our first quarter motorcycle production target, setting the pace to reach our goal of 317,000 Harley-Davidson motorcycles by year-end.”

“The Company’s continuing strong performance supports our longer-range objectives to satisfy demand for 400,000 Harley-Davidson motorcycles in 2007 and to deliver an annual earnings growth rate in the mid-teens. Harley-Davidson’s Board of Directors demonstrated their confidence in our stated direction by approving the repurchase of 7.8 million shares of stock during the quarter,” said Bleustein.

Motorcycles and Related Products Segment

First quarter revenue from Harley-Davidson(R) motorcycles was $919 million, an increase of 4.8 percent over the first quarter last year. Shipments of Harley-Davidson motorcycles totaled 74,090, up 3,482 units or 4.9 percent over last year.

First quarter revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts(TM) and Genuine Motor Accessories(TM), totaled $169 million, a 5.8 percent increase over the year-ago quarter. When revenue from 100th Anniversary P&A products sold during the first quarter of 2003 is excluded, P&A revenue would have been up 15.9 percent. For the longer term, the Company expects P&A revenue to grow at a rate slightly faster than the motorcycle unit growth rate.

General Merchandise, which consists of MotorClothes(R) apparel and collectibles, had first quarter revenue of $54 million, down 3.7 percent over the same period last year. When revenue from 100th Anniversary General Merchandise products shipped in the first quarter of 2003 is excluded, General Merchandise revenue would have been up 12.7 percent. For the longer term, the Company expects General Merchandise to grow at a rate lower than the motorcycle unit growth rate.

First quarter gross margin for the Motorcycles and Related Products Segment was 37.8 percent of revenue compared to 36.2 percent in the first quarter of last year. First quarter gross margin was favorably impacted primarily by foreign currency exchange rates and to a lesser extent by operating efficiencies. Consistent with the higher gross margin, operating margin increased from 21.5 percent in 2003 to 22.9 percent in 2004.

Motorcycle Retail Sales Data

Harley-Davidson retail motorcycle sales for the quarter were up 11.6 percent worldwide driven by strong performance in the U.S. which was up 13.0 percent. Data is listed in the accompanying tables.

Financial Services Segment

Harley-Davidson Financial Services, Inc. (HDFS), a subsidiary of Harley-Davidson, Inc., reported operating income of $50 million, up $7 million compared to the year-ago quarter, or 16.0 percent. The subsidiary continued to experience strong customer acceptance of its finance and insurance products.

HDFS sold $625 million in retail motorcycle loans during the quarter and recorded a gain of $25.2 million. This compares with a gain of $26.4 million on $550 million of loans securitized during the first quarter of 2003. The gain as a percentage of loans sold is within management’s expectations of 3 to 4 percent in the current interest rate environment.

Annualized credit losses on a managed portfolio basis decreased during the quarter from 0.84 percent in 2003 to 0.77 percent in 2004.

For the longer term, the Company expects the HDFS operating income growth rate to be slightly higher than the Company’s motorcycle unit growth rate.

Cash Flow

Operations generated cash of more than $350 million during the quarter. The Company invested $31 million in capital expenditures, paid a dividend of $24 million and repurchased 7.8 million shares of its common stock for a total cost of $404 million.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities through the implementation of innovative manufacturing techniques and other means, (ii) successfully implement production capacity increases in its facilities, (iii) successfully introduce new products and services, (iv) avoid unexpected P&A /general merchandise supplier backorders, (v) sell all of the Harley-Davidson motorcycles it plans to produce, (vi) continue to develop the capacity of its distributor and dealer network, (vii) avoid unexpected changes in the regulatory environment for its products, (viii) successfully adjust to foreign currency exchange rate fluctuations, (ix) successfully adjust to interest rate fluctuations, and (x) successfully manage changes in the credit quality of HDFS’s loan portfolio.

In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, difficulty with suppliers, natural causes, terrorism or other factors. Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended
	March 28, 2004	March 30, 2003
Net revenue	$1,165,701	$1,113,691
Gross profit	440,129	403,032
Operating expenses	173,031	163,407

Operating income from
motorcycles & related products	267,098	239,625
Financial services income	80,494	70,769
Financial services expense	30,181	27,412

Operating income from financial services	50,313	43,357
Corporate expenses	4,489	4,473

Total operating income	312,922	278,509
Interest income, net	4,970	5,957
Other income (expense), net	(713)	(216)

Income before provision for taxes	317,179	284,250
Provision for income taxes	112,599	98,066

Net income	$204,580	$186,184

Earnings per common share:
Basic	$0.69	$0.62
Diluted	$0.68	$0.61
Weighted-average common shares:
Basic	297,832	302,364
Diluted	299,932	304,560

Harley-Davidson, Inc. – 1st Quarter 2004 Press Release Financial Tables – page 1

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) March 28, 2004	Dec. 31, 2003	(Unaudited) March 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$590,643	$812,449	$395,943
Marketable securities	512,044	510,211	494,742
Accounts receivable, net	132,270	112,406	117,907
Finance receivables, net	1,172,532	1,001,990	1,050,330
Inventories	222,811	207,726	214,419
Other current assets	76,975	84,345	75,851

Total current assets	2,707,275	2,729,127	2,349,192
Finance receivables, net	558,737	735,859	451,973
Other long-term assets	1,423,958	1,458,102	1,198,609

Total assets	$4,689,970	$4,923,088	$3,999,774

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued expenses	$699,958	$631,468	$654,343
Current portion of finance debt	195,703	324,305	300,060

Total current liabilities	895,661	955,773	954,403
Finance debt	670,000	670,000	380,000
Other long-term liabilities	223,018	212,179	157,194
Postretirement health care benefits	134,091	127,444	110,761
Shareholders' equity	2,767,200	2,957,692	2,397,416

Total liabilities and shareholders' equity	$4,689,970	$4,923,088	$3,999,774

Harley-Davidson, Inc. – 1st Quarter 2004 Press Release Financial Tables – page 2

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Three Months Ended
	March 28, 2004	March 30, 2003
Cash flows from operating activities:
Net income	$204,580	$186,184
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	50,947	45,877
Non cash expenses	30,576	18,233
Current year gain on securitizations	(25,240)	(26,423)
Collection of retained securitization interests	30,942	18,558
Contributions to the pension plans	--	--
Other operating cash flows	9,108	1,978
Net changes in current assets and current liabilities	49,977	47,690

Net cash provided by operating activities	350,890	292,097
Cash flows from investing activities:
Capital expenditures	(30,990)	(41,796)
Finance receivables, net	11,955	(32,268)
Net increase in marketable securities	(971)	19,601
Other, net	(266)	(1,759)

Net cash used in investing activities	(20,272)	(56,222)
Cash flows from financing activities:
Net (decrease) increase in finance debt	(140,522)	(91,193)
Dividends paid	(23,587)	(10,610)
Purchase of common stock for treasury	(403,519)	(20,164)
Issuance of common stock under employee stock plans	15,204	1,107

Net cash used in financing activities	(552,424)	(120,860)

Net (decrease) increase in cash and cash equivalents	(221,806)	115,015
Cash and cash equivalents:
At beginning of period	812,449	280,928

At end of period	$590,643	$395,943

Harley-Davidson, Inc. – 1st Quarter 2004 Press Release Financial Tables – page 3

Harley-Davidson, Inc.
Net Revenue and Motorcycle
Shipment Data
(Unaudited)

	Three Months Ended
	March 28, 2004	March 30, 2003
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$918,806	$876,507
Buell® motorcycles	22,083	20,498
Parts & Accessories	169,188	159,844
General Merchandise	54,408	56,475
Other	1,216	367

Total net sales	$1,165,701	$1,113,691

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	59,744	56,952
Export	14,346	13,656

Total	74,090	70,608

Motorcycle product mix:
Touring	21,404	18,488
Custom	34,039	34,313
VRSC	2,825	4,659
Sportster®	15,822	13,148

Total	74,090	70,608

BUELL UNITS
Motorcycle shipments:
Buell (excluding Blast)	2,186	2,356

Buell Blast	417	585
	2,603	2,941

Harley-Davidson, Inc. – 1st Quarter 2004 Press Release Financial Tables – page 4

Year-to-date Heavyweight (651+ cc)
Motorcycle Retail Registrations (Units),
data through month indicated.

	2004	2003	% change
United States
- H-D (March)	54,216	47,992	13.0%
- Industry (March)	102,407	94,170	8.7%
Europe
- H-D (March)	5,376	5,367	0.2%
- Industry (February)	32,202	33,852	-4.9%
Japan
- H-D (March)	1,929	2,137	-9.7%
- Industry (February)	4,350	5,284	-17.	7%

Only Harley-Davidson® motorcycles are included in the Harley-Davidson (H-D) data.

Industry data for Europe includes sales in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

Data Sources: (subject to update)
United States: Motorcycle Industry Council,
Europe: Company reports, Giral S.A.
Japan: Company reports, Industry sources

Harley-Davidson, Inc. – 1st Quarter 2004 Press Release Financial Tables – page 5